As filed with the Securities and Exchange Commission on July 6, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUN LIFE FINANCIAL INC.

(Exact name of Registrant as specified in its charter)

Canada	6311	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification No. (if applicable))

1 York Street, 31st Floor

Toronto, Ontario, Canada M5J 0B6

(416) 979-9966

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, NY 10005

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Tracie Allan Sun Life Financial 1 York Street, 31st Floor Toronto, Ontario, Canada M5J 0B6 (647) 256-2502	Colleen Kallas Sun Life Financial US 2323 Grand Boulevard Kansas City, Missouri 64108 (816) 556-7530	Mile T. Kurta, Esq. Christopher R. Bornhorst, Esq. Torys LLP 1114 Avenue of the Americas, 23rd Floor New York, New York 10036 (212) 880-6000	Rima Ramchandani Torys LLP 79 Wellington Street West, Suite 3000 Toronto, Ontario, Canada M5K 1N2 (416) 865-0040

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☒	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐	at some future date (check the appropriate box below)

1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2. ☐

pursuant to Rule 467(b) on (    ) at (    ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (    ).

3. ☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This prospectus supplement, together with the short form base shelf prospectus dated July 6, 2026 to which it relates, as amended or supplemented, and each document incorporated or deemed to be incorporated by reference herein and therein, constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. See “Plan of Distribution”.

Information has been incorporated by reference in this prospectus supplement and the accompanying short form base shelf prospectus dated July 6, 2026 to which it relates from documents filed with securities commissions or similar authorities in Canada and with the U.S. Securities and Exchange Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Head of Capital Management and Corporate Development, Sun Life Financial Inc., 1 York Street, Toronto, Ontario, M5J 0B6, telephone (416) 902-3794, and are also available electronically at www.sedarplus.ca and www.sec.gov.

PROSPECTUS SUPPLEMENT

To the Short Form Base Shelf Prospectus Dated July 6, 2026

Secondary Offering	July 6, 2026

SUN LIFE FINANCIAL INC.

3,277,951 Common Shares

This prospectus supplement (the “Prospectus Supplement”), together with the accompanying short form base shelf prospectus dated July 6, 2026 (the “Shelf Prospectus”), relates to the periodic resale of common shares (“Common Shares”) in the capital of Sun Life Financial Inc. (“SLF” or the “Company”) by the Selling Shareholders (as defined under the heading “Selling Shareholders”) during the 37-month period that the Shelf Prospectus, including any amendments thereto, remains effective (the “Secondary Offering”). This Prospectus Supplement provides for the Selling Shareholders to conduct resales of such Common Shares from time to time, of up to 3,277,951 Common Shares (“Registrable Shares”). See “Plan of Distribution” and “Selling Shareholders”. This filing is being made pursuant to the terms of a registration rights agreement between the Company and the Selling Shareholders dated as of July 2, 2026 (the “Registration Rights Agreement”), entered into in connection with the Company’s acquisition of Bell Partners Inc. (the “Transaction”). This Prospectus Supplement is not an indication of the Selling Shareholders’ intention to sell the Registrable Shares at any particular time or in any particular amount. See “Plan of Distribution”.

The outstanding Common Shares of the Company are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”) under the symbol “SLF”. On July 3, 2026, being the last trading day on the TSX prior to the date of this Prospectus Supplement, the closing price of the outstanding Common Shares on the TSX was C$113.00 per Common Share. On July 2, 2026, being the last trading day on the NYSE prior to the date of this Prospectus Supplement, the closing price of the outstanding Common Shares on the NYSE was US$79.65 per Common Share.

The Selling Shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of the Registrable Shares or interests in the Registrable Shares on any stock exchange, market or trading facility on which the Registrable Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution”. This Prospectus Supplement has not been filed in respect of, and will not qualify, any distribution of the Registrable Shares in any province or territory of Canada at any time and the Registrable Shares have not been qualified under the securities laws of any province or territory of Canada for distribution to purchasers outside Canada. The Company will not receive any of the proceeds from the sale or other disposition of the Registrable Shares by the Selling Shareholders.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE REGISTRABLE SHARES, PASSED UPON THE ACCURACY OR ADEQUACY OF THE SHELF PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT OR DETERMINED IF THE SHELF PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Company is permitted, under the multijurisdictional disclosure system adopted in the United States and Canada (the “MJDS”), to prepare the Shelf Prospectus and this Prospectus Supplement in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States.

The Company prepares its financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”), which are generally accepted accounting principles in Canada. IFRS Accounting Standards differ in certain respects from U.S. generally accepted accounting principles (“U.S. GAAP”) and thus the consolidated financial statements and other financial data relating to the Company may not be comparable to financial statements of U.S. companies. Prospective investors should consult with their own professional advisors for an understanding of the differences between IFRS Accounting Standards and U.S. GAAP and how these differences might affect the financial information included herein.

Purchasers of the Registrable Shares should be aware that the acquisition of such Registrable Shares may have tax consequences both in the United States and in Canada. The Shelf Prospectus and this Prospectus Supplement may not describe these tax consequences fully. See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”. Purchasers of the Registrable Shares are urged to consult their own tax advisors.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the federal laws of Canada, that certain of its officers and directors and some of the experts named in this Prospectus Supplement are residents of Canada, and that some of the Company’s assets and all or a substantial portion of the assets of these persons are located outside of the United States. See “Enforceability of Civil Liabilities in the United States”.

An investment in Registrable Shares involves significant risks that should be carefully considered by prospective investors before purchasing Registrable Shares. The risks outlined in this Prospectus Supplement, the accompanying Shelf Prospectus and in the documents incorporated by reference herein and therein should be carefully reviewed and considered by prospective investors in connection with any investment in Registrable Shares. See “Risk Factors” and “Forward-Looking Statements”.

No underwriter has been involved in the preparation of this Prospectus Supplement nor has any underwriter performed any review of the contents of this Prospectus Supplement.

The Company’s head and registered office is located at 1 York Street, Toronto, Ontario M5J 0B6.

TABLE OF CONTENTS PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this Prospectus Supplement, which describes the specific terms of the Registrable Shares and the Secondary Offering and adds to and supplements information contained in the Shelf Prospectus and the documents incorporated by reference therein. The second part is the Shelf Prospectus, which gives more general information, some of which may not apply to the Registrable Shares or the Secondary Offering. This Prospectus Supplement is incorporated by reference into the Shelf Prospectus solely for the purpose of this Secondary Offering.

The Company has filed a registration statement on Form F-10 (the “Registration Statement”) with the SEC under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), relating to the Registrable Shares being offered hereunder. This Prospectus Supplement forms a part of the Registration Statement. This Prospectus Supplement does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this Prospectus Supplement but contained in the Registration Statement are available on EDGAR at www.sec.gov.

A prospective purchaser of Registrable Shares should read this entire Prospectus Supplement, the Shelf Prospectus and the Registration Statement of which this Prospectus Supplement and the Shelf Prospectus form a part, including the documents incorporated herein and therein by reference, and consult its own professional advisors to assess the income tax, legal, risks and other aspects of its investment in the Registrable Shares. A prospective purchaser of Registrable Shares should rely only on the information contained in this Prospectus Supplement, the Shelf Prospectus and the Registration Statement of which this Prospectus Supplement and the Shelf Prospectus form a part. The Company and the Selling Shareholders have not authorized anyone to provide prospective purchasers of Registrable Shares with additional or different information. This Prospectus Supplement has not been filed in respect of, and will not qualify, any distribution of the Registrable Shares in any province or territory of Canada at any time and the Registrable Shares have not been qualified under the securities laws of any province or territory of Canada for distribution to purchasers outside Canada. The information contained in this Prospectus Supplement, the Shelf Prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates, regardless of the time of delivery of this Prospectus Supplement and the accompanying Shelf Prospectus or any sale of Registrable Shares. The Company’s business, financial condition, results of operations and prospects may have changed since those dates.

The Registrable Shares may be sold only in those jurisdictions where offers and sales are permitted. This Prospectus Supplement and the accompanying Shelf Prospectus is not an offer to sell or a solicitation of an offer to buy the Registrable Shares in any jurisdiction where it is unlawful.

This Prospectus Supplement shall not be used by anyone for any purpose other than in connection with the Secondary Offering.

If the information varies between this Prospectus Supplement and the accompanying Shelf Prospectus, the information in this Prospectus Supplement supersedes the information in the accompanying Shelf Prospectus.

Interpretation

Unless otherwise noted or the context otherwise requires, SLF, its subsidiaries and, where applicable, its joint ventures and associates are collectively referred to as “Sun Life”.

Presentation of Financial Information

The financial statements of the Company incorporated by reference in this Prospectus Supplement and the accompanying Shelf Prospectus are presented in Canadian dollars and have been prepared in accordance with IFRS Accounting Standards.

Certain calculations included in tables and other figures in this Prospectus Supplement and the accompanying Shelf Prospectus have been rounded for clarity of presentation.

EXCHANGE RATE INFORMATION

All references to “$”, “C$” or “Canadian dollars” included or incorporated by reference into this Prospectus Supplement and the accompanying Shelf Prospectus refer to Canadian dollar values. All references to “US$” or “United States dollars” are used to indicate United States dollar values.

The following table sets forth, for each of the periods indicated, the high, low, average and period end spot rates of exchange for one United States dollar, expressed in Canadian dollars, published by the Bank of Canada.

	Year ended December 31,		Six months ended June 30,
	2025 (C$)	2024 (C$)	2026 (C$)	2025 (C$)
High	1.4359	1.3593	1.4234	1.4603
Low	1.3674	1.3316	1.3515	1.3558
Average	1.3978	1.3486	1.3781	1.4094
Period End	1.3802	1.3550	1.4210	1.3643

On July 3, 2026, the rate of exchange posted by the Bank of Canada for conversion of United States dollars into Canadian dollars was US$1.00 = C$1.4201. The Company makes no representation that Canadian dollars could be converted into United States dollars at that rate or any other rate.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

From time to time, Sun Life makes written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. Forward-looking statements contained in or incorporated by reference in this Prospectus Supplement and the accompanying Shelf Prospectus include statements (i) relating to Sun Life’s strategies; (ii) relating to the expected use of net proceeds from the Debenture Offering (as hereinafter defined) (iii) that are predictive in nature; (iv) that depend upon or refer to future events or conditions; and (v) that include words such as “achieve”, “aim”, “ambition”, “anticipate”, “aspiration”, “assumption”, “believe”, “continue”, “could”, “estimate”, “expect”, “goal”, “initiatives”, “intend”, “may”, “objective”, “outlook”, “plan”, “potential”, “project”, “seek”, “should”, “strategy”, “strive”, “target”, “will”, and similar expressions. Forward-looking statements include information concerning Sun Life’s possible or assumed future results of operations. These statements represent Sun Life’s current expectations, estimates, and projections regarding future events and are not historical facts, and remain subject to change. Forward-looking statements contained or incorporated by reference in this Prospectus Supplement are not a guarantee of future performance and involve risks and uncertainties that are difficult to predict. Future results and shareholder value may differ materially from those expressed in these forward-looking statements due to, among other factors, the matters set out under the heading “Risk Factors” in this Prospectus Supplement and in the accompanying Shelf Prospectus and in SLF’s annual information form, under the heading “Forward-Looking Statements” in SLF’s annual management’s discussion and analysis, and the factors detailed in SLF’s annual and interim financial statements and in SLF’s other filings with Canadian and U.S. securities regulators contained or incorporated by reference in this Prospectus Supplement and the accompanying Shelf Prospectus, which are available for review at www.sedarplus.ca and www.sec.gov, respectively.

Important risk factors that could cause Sun Life’s assumptions and estimates, and expectations and projections to be inaccurate and Sun Life’s actual results or events to differ materially from those expressed in or implied by the forward-looking statements contained in this Prospectus Supplement and in the accompanying Shelf Prospectus are set out below. The realization of Sun Life’s forward-looking statements essentially depends on Sun Life’s business performance which, in turn, is subject to many risks. Factors that could cause actual results to differ materially from expectations include, but are not limited to: market risks - related to the performance of equity markets; changes or volatility in interest rates or credit spreads or swap spreads; real estate investments; fluctuations in foreign currency exchange rates; and inflation; insurance risks - related to mortality experience, morbidity experience and longevity; policyholder behaviour; product design and pricing; the impact of higher-than-expected future expenses; and the availability, cost and effectiveness of reinsurance; credit risks - related to issuers of securities held in Sun Life’s investment portfolio, debtors, structured securities, reinsurers, counterparties, other financial institutions and other entities; business and strategic risks - related to global economic and geopolitical conditions; the design and implementation of business strategies; changes in distribution channels or Client behaviour including risks relating to market conduct by intermediaries and agents; the impact of competition; the performance of Sun Life’s investments and investment portfolios managed for Clients such as segregated and mutual funds; shifts in investing trends and Client preference towards products that differ from Sun Life’s investment products and strategies; changes in the legal or regulatory environment, including capital requirements and tax laws; environmental and social issues and their related laws and regulations; operational risks - related to breaches or failure of information system security and privacy, including cyber-attacks; Sun Life’s ability to attract and retain employees; legal, regulatory compliance and market conduct, including the impact of regulatory inquiries and investigations; the execution and integration of mergers, acquisitions, strategic investments and divestitures; our information technology infrastructure; a failure of information systems and Internet-enabled technology; dependence on third-party relationships, including outsourcing arrangements; business continuity; model errors; information management; liquidity risks - the possibility that Sun Life will not be able to fund all cash outflow commitments as they fall due; and other risks - changes to accounting standards in the jurisdictions in which Sun Life operates; risks associated with Sun Life’s international operations, including Sun Life’s joint ventures; market conditions that affect Sun Life’s capital position or ability to raise capital; downgrades in financial strength or credit ratings; and tax matters, including estimates and judgments used in calculating taxes.

Sun Life does not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this Prospectus Supplement or to reflect the occurrence of unanticipated events, except as required by law.

DOCUMENTS INCORPORATED BY REFERENCE

This Prospectus Supplement is incorporated by reference into the Shelf Prospectus solely for the purposes of the Secondary Offering. Other documents are also incorporated, or deemed to be incorporated, by reference into the Shelf Prospectus and reference should be made to the Shelf Prospectus for full particulars thereof.

Information has been incorporated by reference in this Prospectus Supplement from documents filed with the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada and which have been filed with the SEC in the United States as exhibits to the Registration Statement. Copies of these documents may be obtained on request without charge from the Head of Capital Management and Corporate Development, Sun Life Financial Inc., 1 York Street, Toronto, Ontario, M5J 0B6, telephone (416) 902-3794, or by accessing these documents through the Internet on the Company’s website at www.sunlife.com, on SEDAR+ at www.sedarplus.ca or on EDGAR at www.sec.gov.

Except to the extent that their contents are modified or superseded by a statement contained in this Prospectus Supplement or in any other subsequently filed document that is also incorporated by reference in this Prospectus Supplement or the accompanying Shelf Prospectus, the following documents of the Company filed with the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada and which have been filed with the SEC in the United States as exhibits to the Registration Statement are specifically incorporated by reference into, and form an integral part of, the accompanying Shelf Prospectus as of the date hereof, as supplemented by this Prospectus Supplement:

(a)	the annual information form dated February 11, 2026;

(b)

the audited consolidated statements of financial position as at December 31, 2025 and December  31, 2024 and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the two years in the period ended December  31, 2025, and the related notes, the independent auditor’s report, the reports of the Independent Registered Public Accounting Firm and management’s discussion and analysis thereon (the “Annual Report”);

(c)

unaudited interim consolidated statements of financial position as at March 31, 2026 and the related unaudited interim consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the three-month periods ended March 31, 2026 and 2025, and the related notes, together with management’s discussion and analysis thereon; and

(d)	the management information circular dated March 13, 2026.

Documents referenced in any of the documents incorporated by reference in this Prospectus Supplement or the accompanying Shelf Prospectus but not expressly incorporated by reference therein or herein and not otherwise required to be incorporated by reference therein or in the Prospectus Supplement or the accompanying Shelf Prospectus are not incorporated by reference in this Prospectus Supplement. Any documents of the type described in Section 11.1 of Form 44-101F1 – Short Form Prospectus Distributions filed by the Company with the various securities commissions or similar authorities in each of the provinces and territories of Canada pursuant to the requirements of applicable securities legislation after the date of this Prospectus Supplement and prior to the termination of the Secondary Offering are deemed to be incorporated by reference into this Prospectus Supplement. In addition, any document or information included in any report on Form 6-K or Form 40-F (or any respective successor form) that is filed with or furnished to the SEC, as applicable, pursuant to the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) after the date of this Prospectus Supplement, shall be deemed to be incorporated by reference into the Registration Statement (in the case of Form 6-K, if and to the extent such incorporation by reference is expressly set forth therein). The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and readers should review all information contained in this Prospectus Supplement, the Shelf Prospectus and the documents incorporated or deemed to be incorporated by reference herein and therein.

Any statement contained in this Prospectus Supplement, the Shelf Prospectus or in a document incorporated or deemed to be incorporated by reference herein or therein will be deemed to be modified or superseded for the purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set out in the document or statement that it modifies or supersedes. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

ENFORCEABILITY OF CIVIL LIABILITIES IN THE UNITED STATES

The Company is governed by the federal laws of Canada and its principal place of business is outside the United States. The majority of the Company’s directors and officers and the experts named herein are resident outside of the United States and a substantial portion of the Company’s assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States purchasers to effect service of process within the United States on the Company, the Company’s directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Purchasers should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Company or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws.

The Company filed with the SEC, in connection with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed The Corporation Trust Company as the Company’s agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court, arising out of or related to or concerning the offering of Registrable Shares under this Prospectus Supplement.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed a Registration Statement with the SEC with respect to the Registrable Shares offered pursuant to this Prospectus Supplement. This Prospectus Supplement, which constitutes a part of the Registration Statement, does not contain all of the information required to be contained in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC.

The Company files certain reports with certain securities regulatory authorities of Canada and the SEC pursuant to the U.S. Exchange Act. Under the MJDS, such reports and other information may be prepared in accordance with the disclosure requirements of the securities regulatory authorities of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is also exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers and directors are exempt from short swing profit liability provisions contained in Section 16 of the U.S. Exchange Act. The Company’s reports and other information filed or furnished with or to the SEC are available from EDGAR at www.sec.gov, as well as from commercial document retrieval services, and on the Company’s website at www.sunlife.com. The Company’s Canadian filings are available on SEDAR+ at www.sedarplus.ca and on the Company’s website at www.sunlife.com.

THE COMPANY

Sun Life is a leading international financial services organization providing asset management, wealth, insurance and health solutions to individual and institutional Clients. Sun Life has operations in a number of markets worldwide, including Canada, the United States, the United Kingdom, Ireland, Hong Kong, the Philippines, Japan, Indonesia, India, China, Australia, Singapore, Vietnam, Malaysia and Bermuda. As of March 31, 2026, Sun Life had total assets under management of $1.58 trillion.

SLF’s corporate office is located at 1 York Street, Toronto, Ontario, Canada M5J 0B6. SLF’s principal office in Canada is located at 227 King Street South, Waterloo, Ontario, Canada N2C 4C5, its principal office in the United States is located at One Sun Life Executive Park, Wellesley Hills, Massachusetts, U.S.A. 02481, and its regional headquarters for Asia is located at Level 14, Citiplaza 3, 14 Taikoo Wan Road, Taikoo Shing, Hong Kong.

CONSOLIDATED CAPITALIZATION

Other than as described in this Prospectus Supplement and in the documents incorporated by reference herein, there have been no material changes in the share and loan capital of the Company, on a consolidated basis, since the date of the Annual Report, which is incorporated by reference in this Prospectus Supplement. This Secondary Offering will not have a material impact on the Company’s capitalization as no new issue of securities will be made hereunder and the Selling Shareholders will receive all of the proceeds from the sale or other disposition of the Registrable Shares by the Selling Shareholders.

Information relating to any issuances of the Common Shares within the previous 12-month period is provided below under the heading “Prior Sales”.

RECENT DEVELOPMENTS

Debenture Offering

On June 19, 2026, the Company issued C$750,000,000 aggregate principal amount of Series 2026-1 Subordinated Unsecured 4.21% Fixed/Floating Debentures due 2038 (the “Debenture Offering”). The net proceeds from the Debenture Offering are expected to be used for general corporate purposes, including investments in the Company’s subsidiaries, repayment of indebtedness, and other strategic investments.

Acquisition of Bell Partners

On July 2, 2026, the Company announced that it completed its acquisition of Bell Partners Inc., a leading U.S. multifamily real estate investment manager and vertically integrated property management business (“Bell Partners”). The Company acquired a 100% interest in Bell Partners for a purchase price of US$350 million, with approximately 80% paid in Common Shares.

DESCRIPTION OF COMMON SHARES

General

The following is a summary of the rights, privileges, restrictions and conditions of or attaching to the Common Shares. The Company is authorized to issue an unlimited number of Common Shares without nominal or par value. As at July 3, 2026, there were 557,353,418 Common Shares outstanding.

Common Shares

Each Common Share is entitled to one vote at meetings of the shareholders of SLF, except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series. Each Common Share is entitled to receive dividends if and when declared by the board of directors of SLF. Dividends must be declared and paid in equal amounts per share on all Common Shares, subject to the rights of holders of the class A preferred shares (“Class A Shares”) and class B preferred shares (“Class B Shares”). Holders of Common Shares will participate in any distribution of the net assets of SLF upon its liquidation, dissolution or winding-up on an equal basis per share, subject to the rights of the holders of the Class A Shares and Class B Shares. There are no pre-emptive redemption, purchase or conversion rights attaching to the Common Shares.

PRIOR SALES

The Company has not issued any Common Shares, or securities convertible or exchangeable into Common Shares, during the 12-month period preceding the date of this Prospectus Supplement, except as described below:

Date Issued	Type of Securities Issued	Number of Securities Issued	Issue/Exercise Price per Share (C$)	Nature of Issuance
July 2, 2026	Common Shares	3,605,161	$108.53	Consideration for the Transaction
June 9, 2026	Common Shares	16,350	$48.20	Exercise of stock options
June 9, 2026	Common Shares	188,312	$65.84	Exercise of stock options
May 25, 2026	Common Shares	3,500	$68.12	Exercise of stock options
May 25, 2026	Common Shares	7,366	$62.59	Exercise of stock options
May 25, 2026	Common Shares	17,283	$50.58	Exercise of stock options
May 21, 2026	Common Shares	16,351	$48.20	Exercise of stock options
May 14, 2026	Common Shares	41,740	$68.12	Exercise of stock options
May 13, 2026	Common Shares	5,118	$62.59	Exercise of stock options
May 13, 2026	Common Shares	5,000	$68.12	Exercise of stock options
May 12, 2026	Common Shares	104,744	$68.12	Exercise of stock options
May 11, 2026	Common Shares	14,675	$68.12	Exercise of stock options
March 31, 2026	Common Shares	70,961	$62.12	Exercise of stock options
March 12, 2026	Common Shares	53,113	$68.12	Exercise of stock options
March 12, 2026	Common Shares	57,098	$67.68	Exercise of stock options
February 24, 2026	Stock Options	463,441	$88.96	Grants of stock options
February 12, 2026	Common Shares	27,658	$62.59	Exercise of stock options
February 10, 2026	Common Shares	375	$62.59	Exercise of stock options
February 3, 2026	Common Shares	375	$62.59	Exercise of stock options
January 26, 2026	Common Shares	70,000	$62.12	Exercise of stock options
January 16, 2026	Common Shares	750	$62.59	Exercise of stock options
January 5, 2026	Common Shares	750	$62.59	Exercise of stock options
January 2, 2026	Common Shares	750	$62.59	Exercise of stock options
October 16, 2025	Common Shares	70,000	$62.12	Exercise of stock options
August 25, 2025	Common Shares	76,026	$50.58	Exercise of stock options

During the 12-month period preceding the date of this Prospectus Supplement, the Company issued 10,940 Common Shares in satisfaction of unclaimed demutualization benefits under the demutualization plan of Sun Life Assurance Company of Canada.

TRADING PRICE RANGE AND TRADING VOLUME OF THE COMMON SHARES

The Common Shares are listed for trading on the TSX and the NYSE under the symbol “SLF”.

TSX

The following tables show the monthly range of high and low prices per Common Share in Canadian dollars at the close of market on the TSX, as well as total monthly volumes of the Common Shares traded on the TSX for the periods indicated.

	High (C$)	Low (C$)	Volume
2025
July	90.59	83.48	24,598,265
August	85.10	77.38	47,541,332
September	83.76	79.19	41,485,970
October	87.91	82.97	28,028,004
November	87.29	80.63	52,031,455
December	86.39	79.99	37,429,083
2026
January	88.40	84.96	27,448,401
February	94.76	86.00	60,883,109
March	89.87	85.00	46,852,350
April	98.735	86.39	27,304,849
May	101.94	94.62	50,175,286
June	112.05	97.72	39,996,471
July 1 – July 3	113.56	110.97	1,607,336

NYSE

The following table shows the monthly range of high and low prices per Common Share in U.S. dollars at the close of market on the NYSE, as well as total monthly volumes of the Common Shares traded on the NYSE for the periods indicated.

	High (US$)	Low (US$)	Volume
2025
July	66.57	60.84	15,911,861
August	62.00	56.22	17,982,628
September	60.27	57.45	9,308,067
October	62.71	59.61	8,311,381
November	61.78	57.48	10,567,711
December	63.12	57.22	8,476,037
2026
January	64.11	61.30	8,459,533
February	69.67	63.00	19,156,982
March	65.74	61.19	13,927,456
April	72.12	62.08	13,441,851
May	74.16	69.23	17,976,483
June	78.98	70.66	12,232,796
July 1 – July 2	79.67	78.20	759,233

SELLING SHAREHOLDERS

The Registrable Shares covered by this Prospectus Supplement are those issued to the selling shareholders identified in the table below (the “Selling Shareholders”), to which the Selling Shareholders’ rights pursuant to the Registration Rights Agreement apply. The Registrable Shares are being registered in order to permit the Selling Shareholders to offer the Registrable Shares for sale or other disposition from time to time in the United States.

Other than in connection with the Transaction, the Selling Shareholders have not had any material relationship with us or any associate or affiliate of a principal holder of our voting securities within the past three years.

The table below identifies the Selling Shareholders and provides other information regarding the beneficial ownership of the Registrable Shares by the Selling Shareholders, which information was provided to SLF by the Selling Shareholders. The second and third columns set out the number of our Common Shares owned, controlled or directed by the Selling Shareholders as of July 2, 2026 on a non-diluted and fully diluted basis, respectively. The fourth column lists the maximum number of Registrable Shares covered by this Prospectus Supplement that may be sold or otherwise disposed of by the Selling Shareholders under the Secondary Offering, and the fifth and sixth columns set out the number of Common Shares that will be owned, controlled or directed by the Selling Shareholders as of July 2, 2026 (the closing date of the Transaction) on a non-diluted and fully diluted basis, respectively, after giving effect to the Secondary Offering and assumes that all Registrable Shares held by the Selling Shareholders are sold during the 37-month period that the Shelf Prospectus, including any amendments therein, remains effective. All Registrable Shares shown below are owned of record by the Selling Shareholders as of the date of this Prospectus Supplement.

Selling Shareholder	Number of Common Shares Owned (#)	Number of Common Shares Owned on a Fully-Diluted Basis (#)	Maximum Number of Registrable Shares to be Sold Pursuant to this Prospectus Supplement (#)	Number of Common Shares Owned After Giving Effect to the Secondary Offering (#%)	Number of Common Shares Owned on a Fully-Diluted Basis After Giving Effect to the Secondary Offering (#%)
Cynthia Clare	120,751	120,751	120,751	0 (0%)	0 (0%)
Joseph Cannon	251,622	251,622	251,622	0 (0%)	0 (0%)
Nickolay Bochilo	208,741	208,741	208,741	0 (0%)	0 (0%)
The 2006 Jonathan D. Bell Living Trust	761,575	761,575	761,575	0 (0%)	0 (0%)
The 2006 Steven D. Bell Living Trust	760,306	760,306	760,306	0 (0%)	0 (0%)
The 2007 Evan Durant Bell Living Trust	761,575	761,575	761,575	0 (0%)	0 (0%)
The Lili F. Dunn Revocable Living Trust Dated June 6, 2011	413,381	413,381	413,381	0 (0%)	0 (0%)

USE OF PROCEEDS

The proceeds from the sale or other disposition of the Registrable Shares covered by this Prospectus Supplement are solely for the account of the Selling Shareholders. Accordingly, the Company will not receive any proceeds from the sale or other disposition of the Registrable Shares by the Selling Shareholders. The net proceeds received from the sale or other disposition of the Registrable Shares by the Selling Shareholders, if any, is unknown.

PLAN OF DISTRIBUTION

The Company is registering the Registrable Shares covered by this Prospectus Supplement on behalf of the Selling Shareholders. All costs, expenses and fees connected with the registration of the Registrable Shares will be borne by the Company. Any brokerage commissions and similar expenses connected with selling the Registrable Shares will be borne by the Selling Shareholders. The aggregate proceeds to the Selling Shareholders from the sale of any Registrable Shares offered by them will be the purchase price of the Registrable Shares less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Registrable Shares to be made directly or through agents. The Company will not offer or sell any Common Shares pursuant to this Prospectus Supplement and will not receive any of the proceeds from the Secondary Offering. See “Use of Proceeds”.

The “Selling Shareholders” (which term as used herein includes pledgees, donees, transferees and other successors-in-interest who may acquire Registrable Shares through a pledge, gift, partnership distribution or other non-sale related transfer from the Selling Shareholders) may offer and sell any or all of the Registrable Shares covered by this Prospectus Supplement or interests in Registrable Shares from time to time in one or more transactions on any stock exchange, market or trading facility on which the Registrable Shares are traded or in private transactions, or in any combination thereof, as set out in further detail below. These dispositions may be at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the times of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale.

The Selling Shareholders may use any one or more of the following methods when disposing of Registrable Shares or interests therein:

•	to or through one or more underwriters or dealers in a public offering and sale by them, whether individually or through an underwriting syndicate led by one or more managing underwriters;

•	directly to a limited number of purchasers or to a single purchaser in privately negotiated transactions;

•	pursuant to agreements with broker-dealers to sell a specified number of Registrable Shares at a stipulated price per Registrable Share;

•	by delayed delivery contracts or by remarketing firms;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	exchange or over-the-counter distributions in accordance with the rules of the applicable exchange or other market;

•

block trades in which the broker-dealer will attempt to sell the Registrable Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as agent on both sides of the trade;

•	short sales effected after the date of this Prospectus Supplement;

•	transactions in options, swaps or other derivatives that may or may not be listed on an exchange;

•

through distributions by the Selling Shareholders or their successors in interest to their members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also resell all or a portion of the Registrable Shares in open market transactions in reliance upon Rule 144 under the U.S. Securities Act, as permitted by that rule, Section 4(a)(1) under the U.S. Securities Act, if available, or any other exemption from the registration requirements that become available, and in accordance with applicable Canadian securities laws, rather than under this Prospectus Supplement.

If the Selling Shareholders notify the Company that they have entered into any arrangement with a broker-dealer for the sale of Registrable Shares through a block trade, special offering, exchange distribution, over-the-counter distribution or secondary distribution, or a purchase by or through a broker or dealer, to the extent required, the Company will file any necessary supplement to this Prospectus Supplement in order to disclose:

•	the number of Registrable Shares involved in the arrangement;

•	the terms of the arrangement, including the names of any underwriters, dealers or agents who purchase Registrable Shares, as required;

•	the proposed selling price to the public;

•	any discount, commission or other underwriting compensation;

•	the place and time of delivery for the Registrable Shares being sold;

•	any discount, commission or concession allowed, reallowed or paid to any dealers; and

•	any other material terms of the distribution of Registrable Shares.

If underwriters are used in the sale of any Registrable Shares, such Registrable Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. Registrable Shares may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. The Selling Shareholders may use underwriters with whom the Company has a material relationship. As applicable, the Company will describe in the applicable prospectus supplement the name of the underwriter(s) and the nature of any such relationship(s).

If a dealer is used in an offering of Registrable Shares, the dealer may purchase the securities, as principal. The dealer may then resell the Registrable Shares to the public at varying prices to be determined by the dealer at the time of sale.

Registrable Shares may be sold by the Selling Shareholders directly or through agents designated from time to time. The Company will name any agent involved in the offering and sale of such shares and will describe any commissions paid to the agent in the applicable prospectus supplement. Unless a prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled to indemnification by the Company and the Selling Shareholders against certain civil liabilities, including liabilities under the U.S. Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between the Company and the underwriters, dealers and agents. The Company has agreed to indemnify the Selling Shareholders against liabilities, including liabilities under the U.S. Securities Act and state securities laws, relating to the registration of the Registrable Shares offered by this Prospectus Supplement.

Underwriters who participate in the distribution of Registrable Shares may be granted an option to purchase additional Registrable Shares in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or purchasers, as their agents in connection with the sale of Registrable Shares. These underwriters, dealers or agents may be considered to be underwriters under the U.S.

Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each applicable prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from the Company. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

In connection with sales of Registrable Shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of Registrable Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Registrable Shares short and the Selling Shareholders may deliver Registrable Shares covered by this Prospectus Supplement to close out short positions and to return borrowed Registrable Shares in connection with such short sales. The Selling Shareholders may also loan or pledge Registrable Shares to broker-dealers that in turn may sell such Registrable Shares, to the extent permitted by applicable law. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Registrable Shares offered by this Prospectus Supplement, which Registrable Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus Supplement (as supplemented or amended to reflect such transaction).

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the Registrable Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Registrable Shares from time to time pursuant to this Prospectus Supplement or any amendment to this Prospectus Supplement under the applicable rules under the U.S. Securities Act, amending, if necessary, the definition of “Selling Shareholders” in this Prospectus Supplement to include the pledgee, transferee or other successors in interest as the Selling Shareholders under this Prospectus Supplement. The Selling Shareholders may also transfer and donate Registrable Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus Supplement.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the U.S. Exchange Act and applicable Canadian securities laws.

Underwriters, broker-dealers or agents who may become involved in the sale of Registrable Shares may engage in transactions with, and perform other services for, the Company in the ordinary course of their business for which they receive compensation.

In effecting sales, the Selling Shareholders may engage broker-dealers or agents, who may in turn arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders and/or from the purchasers of Registrable Shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions. To the Company’s knowledge, there is currently no plan, arrangement or understanding between the Selling Shareholders and any broker-dealer or agent regarding the sale of any Registrable Shares by the Selling Shareholders.

The Selling Shareholders, any broker-dealers or agents and any participating broker-dealers that act in connection with the sale of the Registrable Shares covered by this Prospectus Supplement may be “underwriters” under the U.S. Securities Act with respect to those Registrable Shares and will be subject to the prospectus delivery requirements of the U.S. Securities Act. Any profit that the Selling Shareholders realize, and any compensation that any broker-dealer or agent may receive in connection with any sale, including any profit realized on resale of Registrable Shares acquired as principal, may constitute underwriting discounts and commissions. If the Selling Shareholders are deemed to be an underwriter, the Selling Shareholders may be subject to certain liabilities under the U.S. Securities Act and other applicable securities laws.

The securities laws of some states may require the Selling Shareholders to sell the Registrable Shares in those states only through registered or licensed brokers or dealers. These laws may also require that the Company register or qualify the Registrable Shares for sale in those states unless an exemption from registration and qualification is available and the Selling Shareholders and the Company comply with that exemption. In addition, the anti-manipulation rules of Regulation M under the U.S. Exchange Act may apply to sales of Registrable Shares in the market and to the activities of the Selling Shareholders and its affiliates. Regulation M may restrict the ability of any person engaged in the distribution of Registrable Shares to engage in market-making activities with respect to the Registrable Shares. All of the foregoing may affect the marketability of the Registrable Shares and the ability of any person to engage in market-making activities with respect to the Registrable Shares.

In addition, if the Selling Shareholders notify the Company that a donee, pledgee, transferee or other successor-in-interest of the Selling Shareholders intends to sell any securities, the Company will file an amendment to the Registration Statement of which this Prospectus Supplement forms a part or a supplement to this Prospectus Supplement, if required.

This Prospectus Supplement has not been filed in respect of, and will not qualify, any distribution of the Registrable Shares in any province or territory of Canada at any time and the Registrable Shares have not been qualified under the securities laws of any province or territory of Canada for distribution to purchasers outside Canada.

There can be no assurance that the Selling Shareholders will sell any or all of the Registrable Shares registered pursuant to the Registration Statement of which this Prospectus Supplement and the accompanying Shelf Prospectus form a part.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Torys LLP, counsel to the Company, the following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (together, the “Tax Act”) generally applicable to a holder of the Registrable Shares who acquires as beneficial owner such shares pursuant to the Secondary Offering, and who at all relevant times, for purposes of the Tax Act and the Canada-U.S. Tax Convention (1980) (the “Treaty”): (i) is not, and is not deemed to be, resident in Canada, (ii) is a resident of the United States for the purposes of the Treaty and is entitled to the full benefits thereunder, (iii) holds the Registrable Shares as capital property, (iv) deals at arm’s length with the Company and the Selling Shareholder, (v) is not affiliated with the Company or the Selling Shareholder; and (vi) does not use or hold and is not deemed to use or hold the Registrable Shares in connection with a business carried on in Canada (a “U.S. Holder”). Generally, the Registrable Shares will be capital property to a U.S. Holder unless they are held or acquired in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary is not applicable to a U.S. Holder: (a) an interest in which is a “tax shelter investment”, as defined in the Tax Act; (b) that has entered or will enter into a “derivative forward agreement” or a “synthetic disposition arrangement” (each as defined in the Tax Act) with respect to the Registrable Shares; (c) that is exempt from tax under Part I of the Tax Act; or (d) that is a partnership. Special rules, which are not discussed in this summary, may apply to a U.S. Holder that is an insurer carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act). Such U.S. Holders should consult their own tax advisors in this regard. This summary is based on the facts set out in this Prospectus Supplement, the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (“Tax Proposals”) and counsel’s understanding of the current administrative policies and practices of the Canada Revenue Agency published in writing by the Canada Revenue Agency prior to the date hereof. This summary assumes the Tax Proposals will be enacted in the form proposed, however, no assurance can be made that the Tax Proposals will be enacted in the form proposed or at all. If the Tax Proposals are not enacted or otherwise implemented as presently proposed, the tax consequences may not be as described in this summary in all cases. This summary is not exhaustive of all possible Canadian federal income tax considerations and, other than the Tax Proposals, does not take into account or anticipate any changes in law or in administrative policy or assessing practice, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in the Registrable Shares. The income and other tax consequences of acquiring, holding or disposing of the Registrable Shares will vary depending on a U.S. Holder’s particular status and circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder. U.S. Holders should consult their own tax advisors with respect to an investment in the Registrable Shares having regard to their particular circumstances.

Currency

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Registrable Shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars based on the rate quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Canada Revenue Agency.

Dividends on the Registrable Shares

Dividends paid or credited, or deemed to be paid or credited, on the Registrable Shares to a U.S. Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless the rate is reduced under the provisions of the Treaty. Under the Treaty, the rate of withholding tax applicable to a U.S. Holder that is the beneficial owner of the dividends is generally reduced to 15% or in the case of a U.S. Holder that is a corporation that owns at least 10% of the voting shares of the corporation paying the dividend, the rate is reduced to 5%. U.S. Holders should consult their own tax advisors in this regard.

Dispositions of the Registrable Shares

A U.S. Holder generally will not be subject to tax under the Tax Act in respect of a disposition or deemed disposition of a Registrable Share, unless the Registrable Share constitutes “taxable Canadian property” (as defined in the Tax Act) of the U.S. Holder at the time of disposition and the U.S. Holder is not entitled to relief under the Treaty.

Generally, a Registrable Share will not constitute “taxable Canadian property” of a U.S. Holder at any time at which the Registrable Share is listed on a “designated stock exchange” (as defined in the Tax Act, which currently includes the TSX and the NYSE), unless, at any time during the 60-month period that ends at that time, the following two conditions are met concurrently: (i) one or any combination of (a) the U.S. Holder, (b) persons with whom the U.S. Holder does not deal at arm’s length for purposes of the Tax Act and (c) partnerships in which the U.S. Holder or a person described in (b) holds a membership interest (directly or indirectly through one or more partnerships), owns 25% or more of the issued shares of any class or series of the Company, and (ii) more than 50% of the fair market value of the Registrable Shares was derived directly or indirectly from one or any combination of: (a) real or immovable property situated in Canada, (b) “timber resource properties” (as defined in the Tax Act), (c) “Canadian resource properties” (as defined in the Tax Act) or (d) options in respect of, or interests in, or for civil law rights in, any of the foregoing, whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, a Registrable Share may be deemed to be “taxable Canadian property”.

In the case of a U.S. Holder for whom the Registrable Shares constitute “taxable Canadian property”, no Canadian taxes will generally be payable on a capital gain realized on the disposition or deemed disposition of such shares by reason of the Treaty, unless the value of such shares is derived principally from “real property situated in Canada” for purposes of the Treaty at the time of the disposition. U.S. Holders for whom Registrable Shares may constitute “taxable Canadian property” should consult their own tax advisors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) with respect to the ownership and disposition of Registrable Shares acquired pursuant to the Secondary Offering. This summary only addresses persons that hold Registrable Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary does not address the tax consequences to U.S. Holders that receive distributions on Registrable Shares other than in U.S. dollars.

This summary does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Registrable Shares in light of their personal circumstances or to any holders subject to special treatment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), such as:

•	banks and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	tax-exempt organizations or governmental organizations;

•	insurance companies;

•	dealers or brokers in securities;

•	individual retirement and other tax-deferred accounts;

•	persons whose functional currency is not the U.S. dollar;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•

persons that own or have owned (directly, indirectly, or constructively) 10% or more of the total voting power of all classes of shares entitled to vote or of the total value of all classes of shares of the Company;

•	persons that hold Registrable Shares as part of a straddle, hedging, conversion, constructive sale, wash sale, or other integrated or similar transaction;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons that are subject to special tax accounting rules under Section 451(b) of the Code; or

•	persons who receive Registrable Shares through the exercise of employee stock options or otherwise as compensation or through tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Registrable Shares acquired in the Secondary Offering that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States, any state or political subdivision thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds Registrable Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships for U.S. federal income tax purposes and the partners in such partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of acquiring, owning and disposing of Registrable Shares.

This discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. There can be no assurance that the IRS will not challenge the conclusions reflected herein or that a court would not sustain any such challenge. This discussion does not address all U.S. federal tax laws (such as estate or gift tax laws), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

This discussion is for informational purposes only and is not tax advice. Holders of Registrable Shares are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them of the ownership and disposition of Registrable Shares in light of their particular circumstances, as well as any tax consequences arising under the U.S. federal tax laws other than those pertaining to income tax, including estate and gift tax laws, or under any state, local, or non-U.S. tax laws or any applicable income tax treaty.

Distributions

Subject to the discussion below under the headings “Passive Foreign Investment Company Considerations”, “Related Person Insurance Income Considerations” and “Application of Section 1248 of the Code”, the gross amount of a distribution paid to a U.S. Holder with respect to Registrable Shares (without reduction for any Canadian tax withheld from such distribution) will be included in the holder’s gross income as a dividend to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution exceeds the Company’s current and accumulated earnings and profits, the excess would be treated as a recovery of basis to the extent of the U.S. Holder’s basis in the Registrable Shares and then as capital gain. The Company currently does not intend to calculate its earnings and profits under U.S. federal income tax principles. Accordingly, U.S. Holders should expect distributions to be reported as dividends for U.S. federal income tax purposes.

Dividends received by individuals and certain other non-corporate U.S. Holders of Registrable Shares readily tradable on the NYSE generally will be “qualified dividend income” subject to tax at preferential rates applicable to long-term capital gains, provided that such holders meet certain holding period and other requirements and the Company is not treated as a “passive foreign investment company” (a “PFIC”) for the taxable year in which the dividend is paid or for the preceding taxable year. Dividends on Registrable Shares generally will not be eligible for the dividends-received deduction allowed to U.S. shareholders that are treated as corporations for U.S. federal tax purposes. U.S. Holders are urged to consult their tax advisors regarding the application of the relevant rules in light of their particular circumstances.

Dividends paid by the Company generally will constitute foreign-source income for foreign tax credit limitation purposes. Accordingly, any Canadian federal withholding tax assessed on dividends received by U.S. Holders may, subject to certain limitations, be claimed as a foreign tax credit or as a deduction for U.S. federal income tax purposes. Notwithstanding the foregoing, the rules relating to foreign tax credits are complex, and the availability of a foreign tax credit depends on numerous factors. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit with respect to their particular circumstances.

Sale or Other Taxable Disposition of Registrable Shares

Subject to the discussion below under the headings “Passive Foreign Investment Company Considerations”, “Related Person Insurance Income Considerations” and “Application of Section 1248 of the Code”, a U.S. Holder will recognize taxable gain or loss upon the sale, exchange, or other taxable disposition of Registrable Shares equal to the difference, if any, between the amount realized for the Registrable Shares and the U.S. Holder’s tax basis in the Registrable Shares. The amount realized will equal the amount of cash, if any, plus the fair market value of any property received in exchange for the Registrable Shares. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Registrable Shares exceeds one year at the time of the sale, exchange, or other taxable disposition. Gain or loss, as well as the holding period for the Registrable Shares, will be determined separately for each block of Registrable Shares (that is, shares acquired at the same cost in a single transaction) sold or otherwise subject to a taxable disposition. Gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders, including individual U.S. Holders that have held their Registrable Shares for more than one year, currently are eligible for preferential tax rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

Certain adverse U.S. federal income tax consequences generally apply to a U.S. person that owns stock of a non-U.S. corporation that is treated as a PFIC for any taxable year during the U.S. person’s holding period for the stock. In general, a non-U.S. corporation will be a PFIC during a taxable year if (i) 75% or more of its gross income constitutes passive income or (ii) 50% or more of its assets produce, or are held for the production of, passive income. For these purposes, a non-U.S. corporation that owns, directly or indirectly, at least 25% of the value of the stock of another corporation generally is treated under a “look-through” rule as if it received directly its proportionate share of the income, and held its proportionate share of the assets, of the other corporation. Passive income generally includes interest, dividends, and other investment income. However, under an “active insurance” exception, income is not treated as passive if it is derived in the “active conduct” of an insurance business by a “qualifying insurance corporation”.

The exception for qualifying insurance corporations is limited to a non-U.S. insurance company that would be taxed under the provisions of the Code applicable to a U.S. insurance company if it were a U.S. corporation, and maintains applicable insurance liabilities of more than 25% of its assets for a taxable year (or, alternatively, maintains applicable insurance liabilities that at least equal or exceed 10% of its assets, is predominantly engaged in an insurance business, and satisfies a facts and circumstances test that requires a showing that the failure to exceed the 25% threshold is due to runoff-related or rating-related circumstances). Under proposed regulations, a qualifying insurance corporation is engaged in the active conduct of an insurance business only if it satisfies either a “factual requirements test” or an “active conduct percentage test”. An additional exception for U.S. domestic insurance subsidiaries generally provides that the income of a U.S. domestic corporation to which the look-through rules apply is not treated as passive if the corporation is subject to tax as an insurance company under the applicable provisions of the Code, and the corporation is subject to U.S. federal income tax on its net income. Proposed regulations would limit the application of this rule in the case of certain over-capitalized corporations.

Although the Company has no reason to believe that it would be classified as a PFIC, it has made no formal determination as to its classification under the PFIC rules, including the proposed regulations. There is significant uncertainty regarding the application of the proposed regulations, including the active insurance exception. Moreover, the PFIC determination is made annually as of the end of each taxable year and depends on a number of factors, some of which are beyond the Company’s control, including the value of the Company’s assets and the amount and type of its income. Accordingly, there can be no assurance that the Company will not be classified as a PFIC for any taxable year.

In general, if the Company were a PFIC for any taxable year during a U.S. Holder’s holding period for the Registrable Shares, then gain recognized by the U.S. Holder upon the sale or other taxable disposition of the Registrable Shares would be allocated ratably over the U.S. Holder’s holding period for the Registrable Shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. Holder on its Registrable Shares were to exceed 125% of the average of the annual distributions on the Registrable Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. If the Company were classified as a PFIC with respect to a U.S. Holder, then to the extent any of the Company’s subsidiaries were also PFICs, the holder might be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs deemed owned by the holder under the PFIC rules.

Certain elections may be available to mitigate the adverse tax consequences of PFIC status described above. If a U.S. Holder were to elect to treat its interests in the Company as a “qualified electing fund” (“QEF Election”) for the first taxable year the holder were treated as holding such interest, then in lieu of the tax consequences described above, the holder would be required to include in income each year a portion of the ordinary earnings and net capital gains of the Company, even if not distributed to the holder. A QEF Election must be made by a U.S. Holder on an entity-by-entity basis. However, a U.S. Holder may make a QEF Election with respect to Registrable Shares (or shares of any lower-tier PFIC) only if the Company furnishes certain tax information to the holder annually, and there can be no assurance that such information will be provided.

In lieu of making a QEF Election, if the Company is a PFIC for any taxable year and the Registrable Shares held by a U.S. Holder are treated as “marketable stock” in such year, then a U.S. Holder may avoid the unfavorable rules described above by making a mark-to-market election with respect to the holder’s Registrable Shares. The Registrable Shares will be marketable if they are regularly traded on certain qualified exchanges, including the NYSE. There can be no assurance that trading in Registrable Shares will be sufficiently regular for the shares to qualify as marketable stock. Moreover, the Company generally does not expect the mark-to-market election to be available with respect to any non-U.S. subsidiary classified as a PFIC. In general, if a U.S. Holder were to make a timely and effective mark-to-market election, the holder would include as ordinary income each year the excess, if any, of the fair market value of the holder’s Registrable Shares at the end of the taxable year over its adjusted basis in its Registrable Shares.

Subject to certain exceptions, a U.S. person who owns an interest in a PFIC generally is required to file an annual report on IRS Form 8621, and the failure to file such report could result in the extension of the statute of limitations with respect to federal income tax returns filed by the U.S. person. The application of the PFIC rules to U.S. Holders is uncertain in certain respects. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules, including the foregoing filing requirements and the final and proposed regulations, as well as the advisability of making any available election under the PFIC rules, with respect to their ownership and disposition of Registrable Shares.

Related Person Insurance Income Considerations

Certain adverse U.S. federal income and tax reporting rules may apply to a U.S. person who, directly or indirectly, owns stock of a non-U.S. corporation that earns “related person insurance income” (“RPII”). Because the Company is a holding company and is not itself licensed as an insurance company, the Company does not expect to have income treated as RPII. However, the RPII rules of the Code generally will apply to U.S. Holders who, through their ownership of Registrable Shares, are indirect shareholders of a non-U.S. insurance subsidiary if (i) the non-U.S. subsidiary is treated as recognizing RPII in a taxable year and is also treated for such purposes in such taxable year as a “controlled foreign corporation” (“RPII CFC”), which generally will be the case if 25% or more of the value or voting power of the non-U.S. insurance subsidiary’s shares is owned (directly, indirectly through non-U.S. entities, or by the application of certain constructive ownership rules) by U.S. persons, and (ii) neither of the exceptions described below applies.

RPII generally includes “insurance income” (as defined below) from the direct or indirect insurance or reinsurance of any U.S. person who holds shares of the applicable non-U.S. insurance subsidiary (directly or indirectly through non-U.S. entities) or of a person related to such a U.S. person. In general, and subject to certain limitations, “insurance income” is income, including investment income and premium income, attributable to the issuing of any insurance or reinsurance contract that would be taxed under the Code provisions relating to insurance companies if the income were the income of a U.S. insurance company. A non-U.S. insurance subsidiary may be considered to indirectly reinsure the risk of a U.S. person that holds shares, directly or indirectly, and thus generate RPII, if an unrelated company that insured such risk in the first instance reinsures the risk with such non-U.S. insurance subsidiary.

The RPII rules do not apply to income derived from a non-U.S. insurance subsidiary if (i) direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated as owning (directly or indirectly through entities) less than 20% of the voting power and less than 20% of the value of the shares of such non-U.S. insurance subsidiary or (ii) RPII, determined on a gross basis, is less than 20% of the gross insurance income of such non-U.S. insurance subsidiary for the taxable year. In general, the Company believes that its non-U.S. insurance subsidiaries are likely to have operated in such a manner as to qualify for at least one of the foregoing exceptions. However, the Company does not track the identity of shareholders or persons who are insured by its subsidiaries for this purpose, and therefore the Company has made no formal determination as to whether either of the foregoing exceptions applies to any of its non-U.S. subsidiaries. Accordingly, there can be no assurance that the above RPII rules will not apply or that the IRS will agree with the Company’s conclusions regarding the application of the RPII rules.

The IRS has issued proposed Treasury Regulations providing guidance on certain aspects of the determination of RPII, including RPII arising from insurance coverage of a person related to a U.S. shareholder of a RPII CFC, as well as certain “cross-insurance” arrangements. The Company does not expect the proposed regulations, if finalized as proposed, to cause U.S. Holders to be treated as earning RPII.

If none of the exceptions described above applies to a non-U.S. insurance subsidiary for a taxable year, then each U.S. Holder of Registrable Shares on the last day of the taxable year would be taxable currently on its allocable share of the RPII of such subsidiary. RPII would be taxable to such U.S. Holder regardless of whether the holder is an insured or related to an insured. For this purpose, all of the RPII of such subsidiaries would be allocated solely to U.S. Holders, but not in excess of each U.S. Holder’s ratable share, of the total income of such subsidiaries, based on the holder’s interest in the Company, and limited by the relevant subsidiary’s current year earnings and profits. A U.S. Holder that is a tax-exempt organization would be required to treat RPII as unrelated business taxable income.

RPII that is taxed to a U.S. Holder would increase the U.S. Holder’s tax basis in the Registrable Shares to which it is allocable. Dividends distributed by a non-U.S. insurance subsidiary to the Company and by the Company to U.S. Holders would, under regulations, be deemed to come first out of taxed RPII and to that extent would not constitute income to the holder. This would be the result whether the dividend is distributed by the Company in the same year in which the RPII is taxed or a later year. The untaxed dividend would decrease a U.S. Holder’s tax basis in the Registrable Shares. The Company might seek information from its shareholders as to whether beneficial owners of Registrable Shares at the end of the year were U.S. persons, so that RPII could be apportioned among such persons. To the extent the Company were unable to determine whether a beneficial owner of shares is a U.S. person, the Company might assume that the owner is not a U.S. person for purposes of apportioning RPII, thereby increasing the per share RPII amount for all known U.S. Holders.

The RPII provisions are complex, and regulations interpreting the RPII provisions of the Code exist only in proposed form. Thus, the application of the RPII rules to a U.S. person who owns shares of a holding corporation, such as a U.S. Holder owning Registrable Shares of the Company, is uncertain. In addition, any U.S. Holder that owns or is deemed to own 10% or more of either the total voting power or total value of all classes of stock of the Company generally will be subject to additional rules under the complex regime for taxing U.S. shareholders of controlled foreign corporations generally. These additional rules are not addressed in this summary. U.S. Holders are urged to consult their tax advisors regarding the application of the foregoing rules, including the proposed Treasury Regulations, to their ownership and disposition of Registrable Shares, as well as any information reporting requirements on IRS Form 5471 (disclosing certain information regarding direct or constructive ownership of a non-U.S. insurance subsidiary) or other applicable IRS form.

Application of Section 1248 of the Code

A U.S. Holder that recognizes taxable gain from the sale or other taxable disposition of Registrable Shares may be subject to additional rules under Section 1248 of the Code. Under Section 953(c)(7) of the Code, the rules of Section 1248 of the Code apply to the sale or exchange of shares of a non-U.S. corporation that would be taxed under the provisions of the Code applicable to U.S. insurance companies if it were a U.S. corporation and that is treated as an RPII CFC (regardless of whether any of the exceptions described above for income derived from a non-U.S. insurance subsidiary applies). If Section 1248 of the Code applies under such circumstances, gain on the disposition of shares of the non-U.S. corporation may be recharacterized as a dividend to the extent of the U.S. person’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the U.S. person owned the shares (possibly whether or not those earnings and profits are attributable to RPII).

As discussed above, the Company does not directly engage in an insurance or reinsurance business, but it has non-U.S. subsidiaries that do so. Existing proposed Treasury Regulations do not address whether Section 953(c)(7) of the Code may apply to the sale of stock of a non-U.S. corporation which has a non-U.S. subsidiary that is an RPII CFC and that would be taxed under the provisions of the Code applicable to U.S. insurance companies if it were a U.S. corporation. In the absence of legal authority, there is a strong argument that this specific rule should not apply to a disposition of Registrable Shares, because the Company is not directly engaged in the insurance business. However, there can be no assurance that the IRS will not successfully assert that Section 953(c)(7) of the Code applies in such circumstances and thus may apply to a U.S. Holder who recognizes taxable gain from the sale or other taxable disposition of Registrable Shares. U.S. Holders are urged to consult their tax advisors regarding the potential for Section 1248 of the Code to apply to the sale or other taxable disposition of Registrable Shares, including any information reporting requirements on IRS Form 5471 or other applicable IRS form.

Medicare Tax

U.S. Holders that are individuals, estates, or trusts may be required to pay a 3.8% Medicare tax on the lesser of (i) the excess of such U.S. Holders’ “modified adjusted gross income” (or “adjusted gross income” in the case of estates and trusts) over certain thresholds and (ii) such U.S. Holders’ “net investment income” (or “undistributed net investment income” in the case of estates and trusts). For these purposes, “net investment income” includes a U.S. Holder’s share of dividends on Registrable Shares, as well as gain upon the sale or other taxable disposition of Registrable Shares. Unless a U.S. Holder elects otherwise or holds Registrable Shares in connection with certain trades or businesses, the RPII and PFIC provisions generally will not apply for purposes of determining a U.S. Holder’s net investment income. U.S. Holders are urged to consult their tax advisors regarding the implications of the 3.8% Medicare tax for their ownership and disposition of Registrable Shares.

Foreign Financial Asset Reporting

Certain U.S. persons are required to report information relating to interests in “specified foreign financial assets”, including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds certain thresholds, subject to certain exceptions (including an exception for shares held in a custodial account maintained with a U.S. financial institution). Penalties may be imposed for a failure to disclose such information. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these additional reporting requirements on their ownership and disposition of Registrable Shares.

Backup Withholding and Information Reporting

Payments of dividends to a U.S. Holder and proceeds from the sale or other disposition of Registrable Shares generally will be subject to information reporting and may, under certain circumstances, be subject to backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

RISK FACTORS

An investment in the Registrable Shares is subject to various risks including those risks inherent in conducting the business of a diversified financial institution. Before deciding whether to invest in any Registrable Shares, investors should consider carefully the risks set out in the accompanying Shelf Prospectus and the documents incorporated by reference herein and therein. Prospective investors should consider the categories of risks identified and discussed in SLF’s annual information form dated February 11, 2026 and in the management’s discussion and analysis of SLF for the year ended December 31, 2025, which are incorporated herein by reference, including market risk, insurance risk, credit risk, business and strategic risk, operational risk, liquidity risk and other risks.

LEGAL MATTERS

Certain legal matters relating to Canadian and United States law with respect to the Secondary Offering will be passed upon on behalf of the Company by Torys LLP. As of the date hereof, the partners and associates of Torys LLP, as a group, beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Company.

AUDITORS AND TRANSFER AGENT AND REGISTRAR

SLF’s independent registered public accounting firm is Deloitte LLP, Chartered Professional Accountants, located at 8 Adelaide Street West, Toronto, ON M5H 0A9. Deloitte LLP has advised that they are independent with respect to SLF within the meaning of the Chartered Professional Accountants of Ontario CPA Code of Professional Conduct and the rules of the SEC and the Public Company Accounting Oversight Board on auditor independence.

The transfer agent and registrar for the Common Shares listed on the TSX is TSX Trust Company, located at 301-100 Adelaide Street West, Toronto, ON M5H 4H1. The transfer agent and registrar for the Common Shares listed on the NYSE is Equiniti Trust Company, LLC, located at PO Box 500, Newark, NJ, 07101, United States.

AGENT FOR SERVICE OF PROCESS

Ashok K. Gupta, David H. Y. Ho, Laurie Hylton and Scott F. Powers (the “Non-Resident Directors”) are directors of SLF who reside outside of Canada. The Non-Resident Directors have appointed the following agent for service of process:

Name of Person or Company	Name and Address of Agent
Ashok K. Gupta David H. Y. Ho Laurie Hylton Scott F. Powers	Sun Life Financial Inc. 1 York Street Toronto, Ontario, Canada M5J 0B6

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

This short form base shelf prospectus has been filed under legislation in all provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities (except where an exemption from such delivery requirement is available).

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Head of Capital Management and Corporate Development, Sun Life Financial Inc., 1 York Street, Toronto, Ontario, M5J 0B6, telephone (416) 902-3794, and are also available electronically at www.sedarplus.ca and www.sec.gov.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Short Form Base Shelf Prospectus

Secondary Offering	July 6, 2026

SUN LIFE FINANCIAL INC.

Common Shares

This short form base shelf prospectus (the “Shelf Prospectus”) relates to the offer and sale, from time to time, of common shares (“Common Shares”) of Sun Life Financial Inc. (“SLF” or the “Company”) held by selling shareholders to be named in an accompanying shelf prospectus supplement (the “Prospectus Supplement”, together with the Shelf Prospectus, the “Prospectus”). We are filing this Shelf Prospectus in connection with the concurrent filing of a U.S. registration statement on Form F-10, of which this Shelf Prospectus forms a part (the “Registration Statement”), pursuant to the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). See “Available Information”.

Selling shareholders may sell Common Shares at any time and from time to time during the 37-month period that the Prospectus, including any amendments, remains valid. See “Well-Known Seasoned Issuer”.

The outstanding Common Shares are listed on the Toronto, New York and Philippines stock exchanges. SLF’s head and registered office is located at 1 York Street, Toronto, Ontario M5J 0B6.

All information omitted from this Shelf Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Shelf Prospectus. Each Prospectus Supplement will be deemed to be incorporated by reference into this Shelf Prospectus for the purposes of securities legislation as of the date of the applicable Prospectus Supplement and only for the purposes of the distribution of the Common Shares to which the applicable Prospectus Supplement pertains.

In connection with any offering of the Common Shares, the underwriters, dealers or agents, if any, may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares offered at a higher level than that which might exist in the open market. These transactions may be commenced, interrupted or discontinued at any time. See “Plan of Distribution”.

Common Shares may be sold through underwriters or dealers, by selling shareholders directly pursuant to applicable statutory exemptions or through agents designated from time to time by selling shareholders. The Prospectus Supplement will identify each underwriter, dealer or agent engaged in connection with the offering and sale of the Common Shares, and will also set forth the terms of the offering of the Common Shares, including the net proceeds to any selling securityholder and, to the extent applicable, any fees payable to the underwriters, dealers or agents.

SLF is permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States (“MJDS”), to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective purchasers in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”) and may not be comparable to financial statements of United States companies prepared in conformity with accounting principles generally accepted in the United States. SLF’s financial statements are audited in accordance with the standards of the Public Company Accounting Oversight Board.

Prospective investors should be aware that the acquisition of Common Shares may have tax consequences both in the United States and in Canada. Such consequences for investors who are residents in Canada or are residents in, or citizens of, the United States may not be described fully herein or in a Prospectus Supplement. Prospective investors should consult their own tax advisors with respect to their particular circumstances.

The enforcement by purchasers of civil liabilities under the United States federal securities laws may be affected adversely by the fact that SLF is governed by the federal laws of Canada, that some or all of its officers and directors are residents of a foreign country, that some or all of the experts named in this Prospectus are, and the underwriters, dealers or agents named in any Prospectus Supplement may be, residents of a foreign country, and a substantial portion of SLF’s assets and said persons may be located outside of the United States. See “Service of Process and Enforcement of Civil Liabilities”.

THE COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Certain of our directors named in this Prospectus reside outside of Canada. See “Service of Process and Enforcement of Civil Liabilities”.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

In this Prospectus, SLF, its subsidiaries and, where applicable, its joint ventures and associates are collectively referred to as “Sun Life”. From time to time, Sun Life makes written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. Forward-looking statements contained in or incorporated by reference in this Prospectus include statements (i) relating to Sun Life’s strategies; (ii) that are predictive in nature; (iii) that depend upon or refer to future events or conditions; and (iv) that include words such as “achieve”, “aim”, “ambition”, “anticipate”, “aspiration”, “assumption”, “believe”, “continue”, “could”, “estimate”, “expect”, “goal”, “initiatives”, “intend”, “may”, “objective”, “outlook”, “plan”, “potential”, “project”, “seek”, “should”, “strategy”, “strive”, “target”, “will”, and similar expressions. Forward-looking statements include information concerning Sun Life’s possible or assumed future results of operations. These statements represent Sun Life’s current expectations, estimates and projections regarding future events and are not historical facts, and remain subject to change. Forward-looking statements contained or incorporated by reference in this Prospectus are not a guarantee of future performance and involve risks and uncertainties that are difficult to predict. Future results and shareholder value may differ materially from those expressed in these forward-looking statements due to, among other factors, the matters set out under the heading “Risk Factors” in this Prospectus, in any applicable Prospectus Supplement and in SLF’s annual information form, under the heading “Forward-Looking Statements” in SLF’s annual management’s discussion and analysis, and the factors detailed in SLF’s annual and interim financial statements and in SLF’s other filings with Canadian and U.S. securities regulators contained or incorporated by reference in this Prospectus, which are available for review at www.sedarplus.ca and www.sec.gov, respectively.

Important risk factors that could cause Sun Life’s assumptions and estimates, and expectations and projections to be inaccurate and Sun Life’s actual results or events to differ materially from those expressed in or implied by the forward-looking statements contained in this Prospectus and in any applicable Prospectus Supplement are set out below. The realization of Sun Life’s forward-looking statements essentially depends on Sun Life’s business performance which, in turn, is subject to many risks. Factors that could cause actual results to differ materially from expectations include, but are not limited to: market risks - related to the performance of equity markets; changes or volatility in interest rates or credit spreads or swap spreads; real estate investments; fluctuations in foreign currency exchange rates; and inflation; insurance risks - related to mortality experience, morbidity experience and longevity; policyholder behaviour; product design and pricing; the impact of higher-than-expected future expenses; and the availability, cost and effectiveness of reinsurance; credit risks - related to issuers of securities held in Sun Life’s investment portfolio, debtors, structured securities, reinsurers, counterparties, other financial institutions and other entities; business and strategic risks - related to global economic and geopolitical conditions; the design and implementation of business strategies; changes in distribution channels or Client behaviour including risks relating to market conduct by intermediaries and agents; the impact of competition; the performance of Sun Life’s investments and investment portfolios managed for Clients such as segregated and mutual funds; shifts in investing trends and Client preference towards products that differ from Sun Life’s investment products and strategies; changes in the legal or regulatory environment, including capital requirements and tax laws; environmental and social issues and their related laws and regulations; operational risks - related to breaches or failure of information system security and privacy, including cyber-attacks; Sun Life’s ability to attract and retain employees; legal, regulatory compliance and market conduct, including the impact of regulatory inquiries and investigations; the execution and integration of mergers, acquisitions, strategic investments and divestitures; Sun Life’s information technology infrastructure; a failure of information systems and Internet-enabled technology; dependence on third-party relationships, including outsourcing arrangements; business continuity; model errors; information management; liquidity risks - the possibility that Sun Life will not be able to fund all cash outflow commitments as they fall due; and other risks – changes to accounting standards in the jurisdictions in which Sun Life operates; risks associated with Sun Life’s international operations, including Sun Life’s joint ventures; market conditions that affect Sun Life’s capital position or ability to raise capital; downgrades in financial strength or credit ratings; and tax matters, including estimates and judgments used in calculating taxes.

Sun Life does not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events, except as required by law.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar regulatory authorities in each of the provinces and territories of Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Head of Capital Management and Corporate Development, Sun Life Financial Inc., 1 York Street, Toronto, Ontario, M5J 0B6, telephone (416) 902-3794 or by accessing these documents from SEDAR+ at www.sedarplus.ca. Documents filed with, or furnished to, the SEC are available through the SEC’s Electronic Data Gathering and Retrieval System (“EDGAR”) at www.sec.gov.

Except to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus, the following documents of SLF filed with the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada and filed as exhibits to the Registration Statement are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the annual information form dated February 11, 2026 for the fiscal year ended December 31, 2025;

(b)

the audited consolidated statements of financial position as at December 31, 2025 and December  31, 2024 and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the two years in the period ended December  31, 2025, and the related notes, the independent auditor’s report, the reports of the Independent Registered Public Accounting Firm and management’s discussion and analysis thereon;

(c)

unaudited interim consolidated statements of financial position as at March 31, 2026 and the related unaudited interim consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the three-month periods ended March 31, 2026 and 2025, and the related notes, together with management’s discussion and analysis thereon; and

(d)	the management information circular dated March 13, 2026.

Any documents of the type described in Section 11.1 of Form 44-101F1 — Short Form Prospectus and any template version of “marketing materials” (as defined in National Instrument 41-101 — General Prospectus Requirements) filed by SLF with a securities regulatory authority in Canada after the date of this Prospectus and prior to the completion or withdrawal of the distribution of Common Shares are deemed to be incorporated by reference in this Prospectus.

In addition, any document or information included in any report on Form 6-K or Form 40-F (or any respective successor form) that is filed with or furnished to the SEC, as applicable, pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) after the date of this Prospectus, shall be deemed to be incorporated by reference into the Registration Statement (in the case of Form 6-K, if and to the extent such incorporation by reference is expressly set forth therein).

Any statement in this Prospectus or contained in a document incorporated or deemed to be incorporated by reference in this Prospectus is deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

When SLF files a new annual information form and audited consolidated financial statements and related management’s discussion and analysis with, and where required, they are accepted by, the applicable securities regulatory authorities during the time that this Prospectus is valid, the following documents will be deemed no longer incorporated by reference in this Prospectus for purposes of future offers and sales of securities under this Prospectus: any previous annual information form, any previous audited consolidated financial statements and related management’s discussion and analysis, any previous unaudited interim consolidated financial statements or reports and related management’s discussion and analysis, and all material change reports filed prior to the commencement of SLF’s financial year in which the new annual information form is filed. Upon a new interim financial report and related management’s discussion and analysis of SLF being filed with the applicable securities regulatory authorities during the time that this Prospectus is valid, the previous interim financial report and related management’s discussion and analysis of SLF most recently filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Common Shares hereunder. Upon a new management information circular prepared in connection with an annual general meeting of SLF being filed with the applicable securities regulatory authorities during the time that this Prospectus is valid, the previous management information circular prepared in connection with an annual general meeting of SLF shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Common Shares hereunder.

A Prospectus Supplement containing the specific terms of an offering of Common Shares will be delivered to purchasers of such Common Shares together with this Prospectus and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement but only for purposes of the offering of Common Shares covered by that Prospectus Supplement.

Investors should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. SLF has not authorized anyone to provide investors with different or additional information. SLF is not making an offer of Common Shares in any jurisdiction where the offer is not permitted by law. Investors should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of the applicable Prospectus Supplement.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the Registration Statement: (1) the documents listed under “Documents Incorporated by Reference”; (2) the consents of Deloitte LLP, the Appointed Actuary and Torys LLP; (3) powers of attorney from SLF’s directors and principal executive, financial and accounting officers; and (4) the SEC filing fee exhibit. A copy of the underwriting or agency agreement for offerings under this Prospectus, if any, will be filed as necessary by post-effective amendment to the Registration Statement or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

AVAILABLE INFORMATION

SLF files reports and other information with the securities commissions and similar regulatory authorities in each of the provinces and territories of Canada. SLF has concurrently filed with the SEC the Registration Statement with respect to the Common Shares offered pursuant to this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance the prospective purchasers should refer to the exhibits for a more complete description of the matter involved.

SLF is subject to the information requirements of applicable Canadian securities legislation and, in accordance therewith, files reports and other information with the applicable securities regulators in Canada. Upon effectiveness of the Registration Statement, SLF will be subject to the information requirements of the U.S. Exchange Act and will file reports and information with the SEC. Under the MJDS adopted by the United States and Canada, documents and other information that SLF files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a “foreign private issuer” within the meaning of rules made under the U.S. Exchange Act, SLF will be exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements. In addition, SLF will not be required to publish financial statements as promptly as United States companies.

The SEC maintains an Internet site at www.sec.gov that makes available reports and other information that SLF files or furnishes electronically with it. A prospective purchaser may also read and download any public document that SLF has filed with the Canadian securities regulatory authorities under SLF’s profile on SEDAR+ at www.sedarplus.ca. SLF’s website can be found at www.sunlife.com. The information on SLF’s website is not incorporated by reference into this Prospectus and should not be considered a part of this Prospectus, and the reference to SLF’s website in this Prospectus is an inactive textual reference only.

PROSPECTIVE PURCHASERS SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND ANY APPLICABLE PROSPECTUS SUPPLEMENT AND ANY “FREE WRITING PROSPECTUS” WITHIN THE MEANING OF U.S. SECURITIES LAWS. SLF HAS NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE PURCHASERS WITH DIFFERENT INFORMATION. SLF IS NOT MAKING AN OFFER OF COMMON SHARES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. PROSPECTIVE PURCHASERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS, UNLESS OTHERWISE NOTED HEREIN OR AS REQUIRED BY LAW. IT SHOULD BE ASSUMED THAT THE INFORMATION APPEARING IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT OR ANY “FREE WRITING PROSPECTUS”, AND THE DOCUMENTS INCORPORATED HEREIN AND THEREIN BY REFERENCE ARE ACCURATE ONLY AS OF THEIR RESPECTIVE DATES. SLF’s BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

CURRENCY INFORMATION

Unless otherwise indicated, all dollar amounts in this Prospectus are stated in Canadian dollars.

SUN LIFE FINANCIAL INC.

Sun Life is a leading international financial services organization providing asset management, wealth, insurance and health solutions to individual and institutional Clients. Sun Life has operations in a number of markets worldwide, including Canada, the United States, the United Kingdom, Ireland, Hong Kong, the Philippines, Japan, Indonesia, India, China, Australia, Singapore, Vietnam, Malaysia and Bermuda. As of March 31, 2026, Sun Life had total assets under management of $1.58 trillion.

SLF’s corporate office is located at 1 York Street, Toronto, Ontario, Canada M5J 0B6. SLF’s principal office in Canada is located at 227 King Street South, Waterloo, Ontario, Canada N2C 4C5, its principal office in the United States is located at One Sun Life Executive Park, Wellesley Hills, Massachusetts, U.S.A. 02481, and its regional headquarters for Asia is located at Level 14, Citiplaza 3, 14 Taikoo Wan Road, Taikoo Shing, Hong Kong.

DESCRIPTION OF COMMON SHARES

General

SLF is authorized to issue an unlimited number of Common Shares, without nominal or par value. As of June 30, 2026 there were 553,738,896 Common Shares outstanding.

The following is a summary of certain provisions of the Common Shares, which does not purport to be complete. For a full description of these provisions, reference is made to the by-laws of SLF, which may be viewed through the internet on SEDAR+ at www.sedarplus.ca or EDGAR at www.sec.gov.

Common Shares

Each Common Share is entitled to one vote at meetings of the shareholders of SLF, except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series. Each Common Share is entitled to receive dividends if and when declared by the board of directors of SLF (the “Board of Directors”). Dividends must be declared and paid in equal amounts per share on all Common Shares, subject to the rights of holders of the class A preferred shares (“Class A Shares”) and class B preferred shares (“Class B Shares”). Holders of Common Shares will participate in any distribution of the net assets of SLF upon its liquidation, dissolution or winding-up on an equal basis per share, subject to the rights of the holders of the Class A Shares and Class B Shares. There are no pre-emptive redemption, purchase or conversion rights attaching to the Common Shares.

BOOK-ENTRY ONLY SECURITIES

Unless otherwise specified in the applicable Prospectus Supplement, Common Shares will be issued in “book-entry only” form and must be purchased, transferred or redeemed through participants (“Participants”) in the depository service of a designated clearing agency (a “Depositary”), or its nominee. Each of the underwriters or agents named in an accompanying Prospectus Supplement, if any, will be a Participant. Except as described below, no purchaser of Common Shares will be entitled to a certificate or other instrument from SLF or the Depositary, evidencing that purchaser’s ownership thereof, and no purchaser will be shown on the records maintained by the Depositary except through a book-entry account of a Participant acting on behalf of such purchaser. Each purchaser of Common Shares will receive a customer confirmation of purchase from the registered dealer from which the Common Shares are purchased in accordance with the practices and procedures of that registered dealer. The practices of registered dealers may vary, but generally customer confirmations are issued promptly after execution of a customer order. The Depositary will be responsible for establishing and maintaining book-entry accounts for its Participants having interests in the Common Shares. Reference in this Prospectus to a holder of Common Shares means, unless the context otherwise requires, the owner of the beneficial interest in the Common Shares.

If SLF determines, or the Depositary notifies SLF in writing, that the Depositary is no longer willing or able to discharge properly its responsibilities as depository with respect to the Common Shares and SLF is unable to locate a qualified successor, or if SLF at its option elects, or is required by law, to terminate the book-entry system, then Common Shares will be issued in fully registered form to holders or their nominees.

Transfer or Redemption of Common Shares

Transfer of ownership or redemptions of Common Shares will be effected only through records maintained by the Depositary or its nominee for such Common Shares with respect to interests of Participants and on the records of Participants with respect to interests of persons other than Participants. Holders who desire to purchase, sell or otherwise transfer ownership of or other interests in the Common Shares may do so only through Participants.

Depending on the jurisdiction in which the holder is located, the ability of a holder to pledge a Common Share or otherwise take action with respect to such holder’s interest in a Common Share (other than through a Participant) may be limited due to the lack of a physical certificate.

Payments and Notices

Payments of dividends on each Common Share will be made by SLF to the Depositary or its nominee, as the case may be, as the registered holder of the Common Shares and SLF understands that such payments will be credited by the Depositary or its nominee in the appropriate amounts to the relevant Participants. Payments to beneficial holders of Common Shares of amounts so credited will be the responsibility of the Participants.

As long as the Depositary or its nominee is the registered holder of the Common Shares, the Depositary or its nominee, as the case may be, will be considered the sole owner of the Common Share for the purposes of receiving notices or payments on the Common Shares. In such circumstances, the responsibility and liability of SLF in respect of notices or payments on the Common Shares is limited to giving notice or making payment of any dividends due on the Common Shares to the Depositary or its nominee.

Each holder must rely on the procedures of the Depositary and, if such holder is not a Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights with respect to Common Shares. SLF understands that under existing policies of the Depositary and industry practices, if SLF requests any action of holders or if a holder desires to give any notice or take any action which a registered holder is entitled to give or take with respect to Common Shares, the Depositary would authorize the Participant acting on behalf of the holder to give such notice or to take such action, in accordance with the procedures established by the Depositary or agreed to from time to time by SLF and the Depositary. Any holder that is not a Participant must rely on the contractual arrangement it has directly, or indirectly through its financial intermediary, with its Participant to give such notice or take such action.

SLF, the underwriters or agents identified in an accompanying Prospectus Supplement, as applicable, will not have any liability or responsibility for (i) records maintained by the Depositary relating to beneficial ownership interests in the Common Shares held by the Depositary or the book-entry accounts maintained by the Depositary, (ii) maintaining, supervising or reviewing any records relating to any such beneficial ownership interests or (iii) any advice or representation made by or with respect to the Depositary and contained herein with respect to the rules and regulations of the Depositary or at the direction of the Participants.

INSURANCE ACT RESTRICTIONS AND APPROVALS

Under the Insurance Companies Act (Canada) (the “Insurance Act”), SLF, with the prior consent of the Superintendent, may redeem or purchase any of its shares, including the Common Shares, unless there are reasonable grounds for believing that SLF is, or the redemption or purchase would cause SLF to be, in contravention of any regulation or guidelines made under the Insurance Act respecting the maintenance by life insurance companies of adequate capital and adequate and appropriate forms of liquidity, or any direction to SLF made by the Superintendent pursuant to subsection 515(3) of the Insurance Act regarding its capital or its liquidity. No such direction to SLF has been made. SLF is also prohibited under the Insurance Act from paying or declaring a dividend if there are reasonable grounds for believing that SLF is, or the payment would cause SLF to be, in contravention of any regulation or guidelines made under the Insurance Act respecting the maintenance by life insurance companies of adequate capital and adequate and appropriate forms of liquidity, or any direction to SLF made by the Superintendent pursuant to subsection 515(3) of the Insurance Act regarding its capital or its liquidity. As of the date of this Prospectus, this limitation would not restrict a payment of dividends on the Common Shares, and no such direction to SLF has been made. In addition, SLF must provide at least 15 days’ prior notice to the Superintendent before paying any dividends.

CONSTRAINTS ON SHARES UNDER THE INSURANCE ACT

The Insurance Act contains restrictions on the purchase or other acquisition, issue, transfer and voting of any shares of SLF (including Common Shares). Pursuant to these restrictions, no person is permitted to acquire any shares of SLF if the acquisition would cause the person to have a “significant interest” in any class of shares of SLF, without the prior approval of the Minister of Finance (Canada). In addition, SLF is not permitted to record any transfer or issue of shares of SLF if the transfer or issue would cause the person to have a significant interest in SLF, unless the prior approval of the Minister of Finance (Canada) is obtained. No person who has a significant interest in SLF in contravention of these restrictions may exercise any voting rights attached to the shares held by such person. If a person contravenes any of these restrictions, the Minister of Finance (Canada) may, by order, direct such person to dispose of all or any part of those shares. For these purposes, a person has a significant interest in a class of shares of SLF where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and any person acting jointly or in concert with that person exceeds 10% of all outstanding shares of that class of shares of SLF.

Under the Insurance Act, the Minister of Finance (Canada) may approve only the acquisition of a significant interest of up to 30% of the shares of any class of non-voting shares and up to 20% of a class of voting shares and provided that the person acquiring those shares does not have direct or indirect influence over SLF, that, if exercised, would result in that person having control in fact of SLF. In addition, the Insurance Act prohibits life insurance companies, including SLF, from recording in its securities register a transfer or issue of any shares of any class to His Majesty in right of Canada or of a province, an agent or agency of His Majesty, a foreign government or an agent or agency of a foreign government.

PLAN OF DISTRIBUTION

A selling securityholder may sell the Common Shares (i) through underwriters or dealers, (ii) directly to one or more purchasers pursuant to applicable statutory exemptions, or (iii) through agents. The Common Shares may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing price of the specified securities in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, which prices may vary as between purchasers and during the period of distribution of the Common Shares. The Prospectus Supplement for any of the Common Shares being offered will set forth the terms of the offering of such Common Shares, including the name or names of any underwriters, as well as the name or names of any selling shareholders, the purchase price of such Common Shares, the proceeds to any selling shareholders from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Common Shares offered thereby.

If underwriters are used in the sale, the Common Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Common Shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Common Shares of the series offered by the Prospectus Supplement if any of such Common Shares are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The Common Shares may also be sold directly by selling shareholders at such prices and upon such terms as agreed to by the selling securityholder and the purchaser or through agents designated by the selling securityholder from time to time. Any agent involved in the offering and sale of the Common Shares in respect of which this Prospectus is delivered will be named, and any commissions payable by the selling securityholder to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

Any selling shareholders may agree to pay the underwriters a commission for various services relating to the issue and sale of any Common Shares offered hereby. Any such commission will be paid by the applicable selling securityholder. Underwriters, dealers and agents who participate in the distribution of the Common Shares may be entitled under agreements to be entered into with the applicable selling securityholder(s) to indemnification by SLF and, if applicable, selling securityholder(s), against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

In connection with any offering of the Common Shares, the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares offered at a higher level than that which might exist in the open market. These transactions may be commenced, interrupted or discontinued at any time.

SELLING SHAREHOLDERS

The Prospectus Supplement for or including any offering of the Common Shares by selling shareholders will include, without limitation: (i) the names of the selling shareholders; (ii) the number of Common Shares owned, controlled or directed by each of the selling shareholders; (iii) the number of Common Shares being distributed for the account of each selling securityholder; (iv) the number of Common Shares to be owned, controlled or directed by the selling shareholders after the distribution and the percentage that number or amount represents out of the total number of outstanding Common Shares; (v) whether the Common Shares are owned by the selling shareholders both of record and beneficially, of record only or beneficially only; (vi) if the selling securityholder purchased any of the Common Shares held by it in the 24 months preceding the date of the applicable Prospectus Supplement, the date or dates the selling shareholders acquired the Common Shares; and (vii) if the selling securityholder acquired any of the Common Shares held by it in the 12 months preceding the date of the applicable Prospectus Supplement, the cost thereof to the selling securityholder in the aggregate and on a per security basis.

To the extent any selling securityholder is resident outside of Canada, (i) the selling securityholder will file a non-issuer’s submission to jurisdiction form with the corresponding Prospectus Supplement, and (ii) the “Selling Shareholders” section of the applicable Prospectus Supplement will include a statement to that effect.

RISK FACTORS

An investment in the Common Shares is subject to various risks including those risks inherent in conducting the business of a diversified financial institution. Before deciding whether to invest in Common Shares, investors should consider carefully the risks set out in the applicable Prospectus Supplement and incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference) and, if applicable, those described in a Prospectus Supplement. Prospective investors should consider the categories of risks identified and discussed in SLF’s annual information form dated February 11, 2026 and in the management’s discussion and analysis of SLF for the year ended December 31, 2025, which are incorporated herein by reference, including market risk, insurance risk, credit risk, business and strategic risk, operational risk, liquidity risk and other risks.

USE OF PROCEEDS

SLF will receive no proceeds from the sale of the Common Shares.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Ashok K. Gupta, David H. Y. Ho, Laurie Hylton and Scott F. Powers (the “Non-Resident Directors”) are directors of SLF who reside outside of Canada. The Non-Resident Directors have appointed the following agent for service of process:

Name of Person or Company	Name and Address of Agent
Ashok K. Gupta David H. Y. Ho Laurie Hylton Scott F. Powers	Sun Life Financial Inc. 1 York Street Toronto, Ontario, Canada M5J 0B6

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

SLF is governed by the federal laws of Canada and its principal place of business is outside the United States. The majority of our directors and officers and the experts named herein are resident outside of the United States and a substantial portion of our assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States purchasers to effect service of process within the United States on us, our directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Purchasers should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against us or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against us or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws.

We will file with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed The Corporation Trust Company as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving SLF in a United States court, arising out of or related to or concerning the offering of Common Shares under the Registration Statement.

WELL-KNOWN SEASONED ISSUER

This Prospectus constitutes a “WKSI base shelf prospectus” (as defined in NI 44-102) and has been filed under Part 9B of NI 44-102. Pursuant to Part 9B of NI 44-102, certain “eligible issuers” that are “well-known seasoned issuers” and certain other “eligible issuers” are permitted to file a WKSI base shelf prospectus and, subject to the satisfaction of certain conditions, a receipt will be deemed to be issued by the applicable securities regulatory authorities for such WKSI base shelf prospectus immediately upon filing, without review by such applicable securities regulatory authorities or the requirement to file and obtain a receipt for a preliminary short form base shelf prospectus. WKSI base shelf prospectuses are also exempt from certain disclosure requirements under NI 44-102 that would otherwise apply to a final short form base shelf prospectus. SLF has determined that it qualifies as a “well-known seasoned issuer” pursuant to NI 44-102 because, as of June 30, 2026, it had “qualifying public equity” as defined in NI 44-102 of approximately $59,440,705,854.12.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subject to any limitations contained in the Insurance Companies Act (Canada), S.C. 1991, c.47, as amended, the by-laws of the Registrant provide that the Registrant shall indemnify a director or an officer, a former director or officer or any person who acts or acted, at the Registrant’s request, as a director or officer of, or in a similar capacity for, another entity, and each of such person’s heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding in which such person is or was involved because of that association with the Registrant or such other entity, if (a) such person acted honestly and in good faith with a view to the best interests of, as the case may be, the Registrant or such other entity, and (b) in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, such person had reasonable grounds for believing that their conduct was lawful. The by-laws also provide that the Registrant may enter into agreements evidencing its indemnity in favor of the foregoing persons to the full extent permitted by law.

The Registrant has entered into indemnification agreements with a number of its officers and directors under which the Registrant has agreed to indemnify them against costs, charges, fines and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by an officer or director in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Registrant, subject to any limitations contained in the Insurance Companies Act (Canada), S.C. 1991, c.47, as amended. The Registrant also has entered into similar agreements with individuals who serve at the written request of the Registrant as a director, officer employee, trustee, agent or fiduciary of another entity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

EXHIBITS

Exhibit	Description

4.1

Annual Information Form of the Registrant dated February 11, 2026 for the fiscal year ended December 31, 2025 (incorporated by reference to exhibit 99.3 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on February 12, 2026).

4.2

Audited Consolidated Financial Statements of the Registrant as at and for the years ended December  31, 2025 and 2024, together with the notes thereto, and the Reports of Independent Registered Public Accounting Firm thereon dated February 11, 2026 (incorporated by reference to exhibit 99.2 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on February 12, 2026).

4.3

Annual Management’s Discussion and Analysis of the Registrant for the fiscal year ended December 31, 2025 (incorporated by reference to exhibit 99.1 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on February 12, 2026).

4.4

Management Information Circular of the Registrant dated March 13, 2026 in connection with the Registrant’s annual meeting of common shareholders held on May 6, 2026 (incorporated by reference to exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on March 24, 2026).

4.5

Unaudited interim consolidated statements of financial position as at March 31, 2026 and the related unaudited interim consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the three-month periods ended March 31, 2026 and 2025, and the related notes, together with management’s discussion and analysis thereon (incorporated by reference to pages 6 to 69 of the Shareholders’ Report of the Registrant for the period ended March 31, 2026, filed as exhibit 99.1 to the Registrant’s Report on Form 6-K, furnished to the Commission on May 7, 2026).

5.1	Consent of Deloitte LLP.

5.2	Consent of Appointed Actuary.

5.3	Consent of Torys LLP.

6.1	Powers of Attorney (included on the signature pages of this Registration Statement).

107	Filing Fee Table.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1. UNDERTAKING

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

ITEM 2. CONSENT TO SERVICE OF PROCESS

Concurrently with the filing of this Registration Statement on Form F-10, the Registrant will file with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant or any non-U.S. trustee shall be communicated promptly to the Commission by amendment of the Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Country of Canada, on July 6, 2026.

SUN LIFE FINANCIAL INC.

By:	/s/ Kevin D. Strain
Name: Kevin D. Strain
Title: President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Troy Krushel, Sandra Perri and Tracie Allan, and each of them, each of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but when taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the 6th day of July, 2026.

Signature	Title

/s/ Kevin D. Strain Kevin D. Strain	President, Chief Executive Officer and Director (principal executive officer)

/s/ Timothy Deacon Timothy Deacon	Executive Vice-President and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Scott F. Powers Scott F. Powers	Chair of the Board and Director

/s/ Deepak Chopra Deepak Chopra	Director

/s/ Stephanie L. Coyles Stephanie L. Coyles	Director

/s/ Patrick Cronin Patrick Cronin	Director

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/s/ Ashok K. Gupta Ashok K. Gupta	Director

/s/ David H.Y. Ho David H.Y. Ho	Director

/s/ Laurie G. Hylton Laurie G. Hylton	Director

/s/ Stacey Madge Stacey Madge	Director

/s/ Helen M. Mallovy Hicks Helen M. Mallovy Hicks	Director

/s/ Marie-Lucie Morin Marie-Lucie Morin	Director

/s/ Joseph M. Natale Joseph M. Natale	Director

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AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, this Registration Statement on Form F-10 has been signed below by the undersigned, solely in its capacity as the Registrant’s duly authorized representative in the United States, on July 6, 2026.

SUN LIFE ASSURANCE COMPANY OF CANADA – US OPERATIONS HOLDINGS, INC.

By:	/s/ Colleen Kallas
Name: Colleen Kallas Title: Secretary

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